Exhibit 10.5.2

RESTRICTED STOCK AGREEMENT

     RESTRICTED STOCK AGREEMENT (“Agreement”), effective as of ___, between Pier 1 Imports, Inc., a Delaware corporation (the “Company”), and (the “Grantee”).

     WHEREAS, pursuant to the provisions of the Company’s Management Restricted Stock Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Plan (the “Plan”); and

     WHEREAS, the Committee has determined that the Grantee be granted a Restricted Stock Award under the Plan for the number of shares and upon the terms set forth below;

     NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

     1. Grant of Award. The Grantee is hereby granted an Award under the Plan (the “Award”), subject to the terms and conditions hereinafter set forth, with respect to___ shares of Common Stock, $1.00 par value, of the Company (the “Stock”). . The Grantee shall be issued stock certificates evidencing the restricted shares of Stock covered by the Award. Such certificates shall be registered in the name of the Grantee, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to this Award, substantially in the following form:

“The transferability of this certificate and the shares of Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Management Restricted Stock Plan of Pier 1 Imports, Inc. and the Restricted Stock Agreement entered into between the registered owner and Pier 1 Imports, Inc. A copy of such Plan and Agreement is on file in the offices of Pier 1 Imports, Inc., 100 Pier 1 Place, Suite 600, Fort Worth, Texas 76102.”

     The Stock certificates evidencing such shares shall be held in custody by the Company or, if specified by the Committee, with a third party custodian or trustee, until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Grantee shall deliver a stock power, duly endorsed in blank, relating to the restricted shares of Stock covered by this Award.

     2. Transfer Restrictions. Except as expressly provided herein, this Award and the shares of Restricted Stock issued with respect to this Award are non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the shares of Restricted Stock relating thereto shall be forfeited.

     3. Restrictions. The restrictions on the shares of Stock covered by this Award shall lapse and such shares shall vest at the rate of (i) thirty-three percent (33%) of the shares of Restricted Stock awarded hereunder on the first anniversary date of the date of Award hereof, (ii) thirty-three percent (33%) of the shares of Restricted Stock awarded hereunder on the second anniversary date of the date of Award hereof, and (iii) thirty-four percent (34%) of the shares of Restricted Stock awarded hereunder on the third anniversary date of the date of Award hereof. Upon Termination of Employment of the Grantee with the Company or any Subsidiary of the Company (or the successor of any such company) for any reason, the Grantee shall forfeit all rights in shares of Restricted Stock as to which the restrictions thereon shall not have lapsed, and the ownership of such shares shall immediately vest in the Company.

     4. Voting and Dividend Rights. During the period in which the restrictions provided herein are applicable to the Stock covered by the Award, the Grantee shall have the right to vote such shares and to receive any cash dividends paid with respect to such shares. Any dividend or distribution payable with respect to Restricted Stock that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein. Any dividend or distribution (other than cash or Common Stock) payable on shares of Restricted Stock, and any consideration receivable for or in conversion of or exchange for shares of Restricted Stock, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its absolute discretion.

     5. Distribution Following End of Restrictions. Upon the expiration of the restrictions provided in Section 3 hereof as to any portion of the Restricted Stock, the Company will cause a new certificate evidencing such amount of Stock to be delivered to the Grantee, or in the case of his death to his or her legal representative, beneficiary or heir, free of the legend regarding transferability; provided, however, that the Company shall not be obligated to issued any fractional shares of Common Stock.

     6. Tax Withholding. The obligation of the Company to deliver any certificate to the Grantee pursuant to Section 5 hereof shall be subject to the receipt by the Company from the Grantee of any withholding taxes required as a result of the grant of the Award or lapsing of restrictions thereon. Subject to the consent of the Committee, the Grantee may satisfy all or part of such withholding tax requirement by electing to require the Company to purchase that number of unrestricted shares of Common Stock designated by the Grantee at a price equal to the closing price for the Common Stock, as reported for consolidated transactions on the New York Stock Exchange on the date of lapse of the restrictions or, if the Common Stock did not trade on such day, on the next preceding day on which trading occurred.

     7. Securities Laws Requirements. The Company shall not be required to issue shares pursuant to the Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered; and (b) the Company has complied with applicable federal and state securities laws.

     The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Stock in connection with this Award, an agreement, in such form as the committee may from time to time deem appropriate, in which the Grantee represents that the shares acquired by him under the Award are being acquired for investment and not with a view to the sale or distribution thereof.

     8. Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged. Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan.

     9. Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee. No contract or right of employment shall be implied by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement here on the date first above written.

PIER 1 IMPORTS, INC.

By:

GRANTEE:

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